RELATED AGREEMENT
                     UNDER DISTRIBUTION PLAN


               THIS AGREEMENT, made as of the 28th day of February, 1992, by and between CAPITAL CASH MANAGEMENT TRUST (the "Trust"), a Massachusetts business trust, 380 Madison Avenue, Suite 2300, New York, New York 10017, and AQUILA MANAGEMENT CORPORATION (the "Administrator"), 380 Madison Avenue, Suite 2300, New York, New York 10017,


                      W I T N E S S E T H :


               WHEREAS, the Distribution Plan of the Trust (the "Distribution Plan") provides that the Administrator shall make determinations under the Distribution Plan, may make Permitted Payments to Qualified Recipients, as there defined, and has certain other responsibilities under the Distribution Plan; and

               WHEREAS, the Trust and the Administrator wish to enter into an agreement as herein set forth, referred to hereafter as "this Agreement" concerning the operation of the Distribution
Plan;

               NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


1. Services of the Administrator.

                    (a) The Administrator agrees to act as
administrator and manager under the Distribution Plan, to make such determinations and disbursements as may be required or permitted under the Distribution Plan, to provide such reports to the Trustees as are required by the Distribution Plan and to oversee compliance with the Plan, all as more particularly set forth therein.

                    (b) Any services furnished by the Administrator under this Agreement shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the Investment Company Act of l940 (the "Act") and any rules or regulations in force thereunder; (2) any other applicable laws, rules and regulations; (3) the Declaration of Trust and By-Laws of the Trust as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Trust; and (5) the Distribution Plan.

4. Compensation of the Administrator

                    (a) The Administrator shall serve without compensation for the services to be provided under this Agreement.

5. Duration and Termination

                    (a) This Agreement shall become effective on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect until the November 30 next preceding the first anniversary of the effective date of this Agreement, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually (1) by a vote of the Trust's Board of Trustees, including a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, with votes cast in person at a meeting called for the purpose of voting on such approval, or (2) by a vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Trust and by such a vote of the Trustees.

                    (b) This Agreement may be terminated by the Administrator at any time without penalty upon giving the Trust sixty days' written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Administrator sixty days' written notice (which notice may be waived by the Administrator), provided that such termination by the Trust shall be directed or approved by a vote of a majority of its Trustees in office at the time who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Distribution Plan or in any agreements related to the Distribution Plan or by a vote of the holders of a majority (as defined in the Act) of the voting securities of the Trust outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

 6.  Disclaimer of Shareholder Liability

                    The Administrator understands that the
obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust's property; the Administrator represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.


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                    IN WITNESS WHEREOF, the parties hereto have
caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.



ATTEST:                    CAPITAL CASH MANAGEMENT TRUST


/s/Kenneth L. MacRitchie       /s/Lacy B. Herrmann
________________________   By:___________________________________
Kenneth L. MacRitchie           Lacy B. Herrmann
Assistant Secretary             President and Chairman




ATTEST:                    AQUILA MANAGEMENT CORPORATION


/s/Charles E. Childs III      /s/Rose F. Marotta
________________________   By:___________________________________
Charles E. Childs III         Rose F. Marotta
                              Treasurer and Asst. Secy.